Exhibit 99.2

UNITIL CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS

(Millions, except common shares and per share data) (Unaudited)

Year Ended December 31,	2009	2008
Operating Revenues:
Gas	$152.8	$56.9
Electric	209.9	227.5
Other	4.3	3.8

Total Operating Revenues	367.0	288.2

Operating Expenses:
Purchased Gas	96.4	37.3
Purchased Electricity	151.6	170.1
Operation and Maintenance	44.7	27.5
Conservation & Load Management	5.0	2.8
Depreciation and Amortization	27.4	19.1
Provisions for Taxes:
Local Property and Other	10.6	6.5
Federal and State Income	5.2	4.4

Total Operating Expenses	340.9	267.7

Operating Income	26.1	20.5
Other Non-Operating Expenses	0.3	0.3

Income Before Interest Expense	25.8	20.2
Interest Expense, net	15.8	10.5

Net Income	10.0	9.7
Less Dividends on Preferred Stock	0.1	0.1

Earnings Applicable to Common Shareholders	$9.9	$9.6

Average Common Shares Outstanding (000’s)—Basic	9,647	5,830
Average Common Shares Outstanding (000’s)—Diluted	9,647	5,830

Earnings per Common Share—Basic and Diluted	$1.03	$1.65

(The data contained in this report is preliminary and is unaudited.)

UNITIL CORPORATION

CONSOLIDATED BALANCE SHEETS (Condensed) (Millions) (Unaudited)

December 31,	2009	2008
ASSETS
Net Utility Plant	$449.7	$422.8

Current Assets:
Cash	7.7	11.5
Other Current Assets	99.1	136.8

Total Current Assets	106.8	148.3

Noncurrent Assets	168.7	162.1

TOTAL ASSETS	$725.2	$733.2

CAPITALIZATION AND LIABILITIES

Capitalization:
Common Stock Equity	$193.1	$139.5
Preferred Stock	2.0	2.0
Long-Term Debt, Less Current Portion	248.9	249.3

Total Capitalization	444.0	390.8

Current Liabilities:
Short-Term Debt	64.5	74.1
Other Current Liabilities	65.2	112.5

Total Current Liabilities	129.7	186.6

Noncurrent Liabilities	151.5	155.8

TOTAL CAPITALIZATION AND LIABILITIES	$725.2	$733.2

(The data contained in this report is preliminary and is unaudited.)

UNITIL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (Condensed) (Millions) (Unaudited)

Year Ended December 31,	2009	2008
Cash Provided by Operating Activities	$50.9	$47.3

Cash (Used In) Investing Activities:
Property, Plant and Equipment Additions	(58.7)	(28.3)
Acquisitions, net	(6.9)	(209.9)

Cash (Used In) Investing Activities	(65.6)	(238.2)

Cash Provided by Financing Activities	10.9	197.8

Net Increase (Decrease) in Cash	(3.8)	6.9
Cash at Beginning of Year	11.5	4.6

Cash at End of Year	$7.7	$11.5

(The data contained in this report is preliminary and is unaudited.)